                         MEMORANDUM OF UNDERSTANDING
                     BETWEEN PHILIPS SPEECH PROCESSING USA
                              AND VOICENET, INC.

This Memorandum of Understanding, drafted by Philips Speech Processing USA, is intended to summarize and document the agreements reached between Philips Speech Processing and VoiceNet relative to VoiceNet's entry into the USA market as a Philips Speech Processing VAR.

Philips Speech Processing USA acknowledges the significant capabilities and experience that VoiceNet brings to the US market, and specifically their SpeechWare concept and their RADtalk product. The significant market and interest within the US radiology community represents an existing opportunity for both PSP and VoiceNet. To acknowledge the capabilities and potential of VoiceNet as well as working to take full advantage of them, PSP is prepared to offer the following support, relationship definition, and commitments to VoiceNet as part of their entry into the US market.

PSP would:
---------

      - Formulate a "strategic alliance" between PSP and VoiceNet that would differentiate VoiceNet from other PSP VARs, and clearly identify the integration and development capabilities and services which VoiceNet can offer to both end-users and other members of the Philips channel. This relationship, while "non-exclusive", would be the only one of its type at this time.

      - Issue a joint press announcement regarding the VAR relationship as well as this "Strategic Alliance" between the companies.

      - Work with VoiceNet to identify strategic reference sites within the US for the RadTalk/Radiology solution. And, work to implement and install 2-5 such sites in the August-October timeframe.

      - Present the opportunity to VoiceNet to take ownership of current radiology leads that have been identified by Philips via our telemarketing/teleselling campaign (approximately 20 at this time), as well as opportunities that have been identified by the PSP field organization.

      - Referral of leads, (both end-user and potential dealers and VARs), to VoiceNet when the end-user or VAR is identified as requiring an integrated Radiology solution and/or the need to provided additional integration or customization services.

      - The offer is extended to VoiceNet for them to "house" sales and/or technical persons at the PSP Woodbury, New York site on a temporary basis, until VoiceNet's facility can be established in the New York/New Jersey area.

      - Philips will coordinate our efforts in PSP Vienna, Woodbury, and Australia to ensure that VoiceNet is provided with Version 2.02 SpeechMagic and arrangements are made for them to acquire the software developers kit for OCX from CMHC, to accelerate their Version 2.02 development.

      - PSP will use and position VoiceNet as a strategic partner and integration VAR capable of providing a full breathe and depth of integration and technical services to both end-users and other PSP VARs.

      - PSP will offer special pricing for a "bundled" Radiology context license and SpeechMagic 2.02 license. This "Q3 Pricing Program" (USA only) will enable VoiceNet to enjoy significant discounts on SpeechMagic 2.02 and the Radiology context. It should also support their ability to aggressively bid current opportunities in the US.

Philips seeks to identify, through both this Memorandum of Understanding and a Sales Action Plan that will be worked in conjunction with VoiceNet, the ways in which VoiceNet's entry into the US market can be both rapid and extremely successful. The Radiology market represents a large and current opportunity, and we wish to do whatever is possible to both motivate and support VoiceNet to aggressively and rapidly establish a presence in the US to help us address this market. We also wish to support your efforts to develop and offer RADtalk on a SpeechMagic Version 2 platform. In support of that goal we are willing to provide support from PSP Woodbury and Vienna, at the technical level, to aide and assist your development of a Version 2.02 based product. The specific nature of this support will be discussed and defined in discussions between PSP USA and VoiceNet.

It is the overall goal of Philips (and hopefully VoiceNet) that every possible effort will be made to achieve a US-based sales and support presence on the part of VoiceNet as quickly as possible. Additionally, as PSP works to establish this US presence, we will work with VoiceNet to establish a business plan and strategy that further defines the relationship that could exist (above and beyond that which is addressed in the VAR Agreement) as well as addressing how we can best implement this strategy for mutual benefits.

Signature of the parties indicates their agreement with the goals, objectives, and actions defined in this document and their agreement to move forward.

Philips Speech Processing                  VoiceNet, Inc.



By:  /s/ John W. Olynick                   By:   /s/ Jason Beaver
   _________________________                   _________________________
   John W. Olynick                             Jason Beaver
   Vice President, VAR Sales                   Vice President, Speech Products